Exhibit 99.1

FOR IMMEDIATE RELEASE
McCORMICK REPORTS GROWTH IN SALES AND PROFIT FOR THIRD QUARTER AND PROVIDES LATEST 2014 FINANCIAL OUTLOOK
SPARKS, MD, OCTOBER 2, 2014 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported increased sales and profit results for the third quarter ended August 31, 2014 and provided the latest outlook for fiscal year 2014.

•	McCormick grew third quarter sales 3% and operating income 6%, with increases in both the consumer and industrial businesses.

•	Earnings per share rose 21% to $0.94 from $0.78 in the year-ago period primarily due to higher operating income and a favorable tax rate.

•	The company raised its outlook for 2014 adjusted earnings per share to $3.30 to $3.37, due primarily to the favorable tax rate recorded in the third quarter.

Chairman's Remarks
Alan D. Wilson, Chairman, President and CEO, commented, “In the third quarter, we achieved solid growth in sales and operating income from the year-ago period. Our consumer business results were led by a 15% sales increase in China and solid growth in our Europe, Middle East and Africa (EMEA) region. In the U.S. consumer business, we are making steady progress with growth initiatives to build our brand equity and category leadership in a competitive environment. Industrial business sales grew 4% this period, largely driven by increases in snack seasonings in the Americas and higher margin industrial products in EMEA. We continue to improve operating income for this segment, which has increased 24% year to date, more than recovering a year-on-year decline in 2013. Earnings per share rose sharply in the third quarter mainly as a result of higher operating income and a lower tax rate. We are pleased that our profit performance is yielding higher cash flow from operations, which has increased nearly $50 million year-to-date through the third quarter. During this period, we have returned $323 million to shareholders in the form of dividends and share repurchases, up 42% from the 2013 year-to-date result.
"We continue to be encouraged by the growing consumer demand for flavor in markets around the world. To meet this demand, we are introducing exciting new products including Skillet Sauces, Freshlock herbs and in early 2015, will relaunch our premium gourmet line in the U.S. For the 2014 holiday season, we plan to increase our brand marketing support at least 15% from the fourth quarter of 2013. We are fueling these investments with our Comprehensive Continuous Improvement (CCI) program. Through CCI, employees around the world are working to improve productivity and we now expect 2014 cost savings from this program to reach at least $50 million.
"While we continue to project 3% to 5% sales growth in local currency, the pace of growth is more rapid in international markets. This change in business mix has led us to moderate our outlook for operating income in 2014, but is also driving a lower tax rate. We now anticipate higher earnings per share this year, with the net impact of these factors and additional favorable tax variances. Overall, we are pleased with our performance in 2014 and believe McCormick is well-positioned for the future, with great products, effective growth strategies and employees around the world engaged in our success."
Third Quarter 2014 Results
McCormick’s third quarter sales rose 3% from the year-ago period and in local currency, the increase was 2%. In local currency, consumer business sales rose 1%, mainly driven by pricing actions. Industrial business sales grew 3% in local currency, with higher volume and product mix, as well as pricing actions. Across both business segments, higher sales and cost savings from the company's CCI program led to a 6% increase in operating income in the third quarter of 2014, which included a $2 million impact from special charges.
Earnings per share rose 21% to $0.94 in the third quarter of 2014 from $0.78 in the year-ago period. Together, higher operating income and income from unconsolidated operations accounted for $0.09 of this increase and a favorable tax rate contributed another $0.05. The lower tax rate reflected the company's current business mix across tax jurisdictions, final regulations clarifying the impact of a tax law change in France and other discrete tax items. Also contributing to the year-on-year increase in earnings per share this quarter was a reduction in shares outstanding.
For the first three quarters of 2014, net cash provided by operating activities reached $276 million, an increase of $48 million from the year-ago period. Higher net income and lower retirement plan contributions had a favorable impact to cash flow this period.
2014 Financial Outlook
McCormick reaffirmed its projected 3% to 5% sales growth in local currency. Based on year-to-date results and prevailing rates, the company anticipates minimal sales impact from foreign currency exchange rates. The company also reaffirmed its plans to invest at least $25 million in increased brand marketing support during the fiscal year to drive sales of new products, as well as core items. Approximately half of the brand marketing increase is planned for the fourth quarter of 2014, including a significant increase in the U.S. These investments, in innovation and brand building, are funded in part by McCormick's CCI program which is now expected to deliver at least $50 million of cost savings in 2014. Based on the year-to-date result and fourth quarter outlook, the company moderated its projected operating income growth rate. Excluding the impact of special charges in 2014, adjusted operating income is now expected to grow 4% to 5% from adjusted operating income of $591 million in 2013.
The company increased its 2014 guidance for adjusted earnings per share to a range of $3.30 to $3.37. The increase is primarily due to a lower tax rate projection of 27% for the current fiscal year. Excluded from this adjusted earnings per share range is $0.01 of special charges that were recorded in the third quarter of 2014. Another year of strong cash flow is anticipated in 2014, with a significant portion being returned to McCormick's shareholders through dividends and share repurchases.

Business Segment Results
Consumer Business

(in millions)	Three months ended		Nine months ended
	8/31/2014	8/31/2013	8/31/2014	8/31/2013
Net sales	$621.9	$612.4	$1,852.2	$1,773.2
Operating income	121.1	118.7	301.3	294.0
Operating income, excluding special charges	122.1	118.7	302.3	294.0
Consumer business sales rose 2% when compared to the third quarter of 2013. In local currency, the increase was 1%, comprised of higher pricing offset by a decline in volume and product mix.

•
Consumer sales in the Americas declined 1%, with minimal impact from foreign currency exchange rates. Higher pricing had a favorable impact. In addition, the company made progress with growth initiatives that drove sales of grilling products, recipe mixes and a number of new products. These increases were offset in part by a shift in customer purchases. While the company anticipates a strong customer response to its holiday display activity in 2014, it expects retailer purchases under its holiday display program to be more skewed to the fourth quarter in 2014 than the prior year. In 2013, retailer purchases under this program were more skewed to the third quarter due in part to a price increase effective early in the fourth quarter of 2013. When compared to the year-ago period, this shift in sales lowered the growth rate for consumer sales in the Americas by approximately 5% in the third quarter of 2014 and is expected to have a favorable impact in the fourth quarter of 2014.

•
Consumer sales in EMEA grew 6%. In local currency, the increase was 2%, mainly due to pricing actions. Volume and product mix was down slightly as growth from product innovation and expanded distribution was offset by competitive conditions in this region.

•
Third quarter consumer sales in the Asia/Pacific region rose 10%. In local currency, sales grew 11% largely driven by increased volume and product mix across a number of product categories in China. Sales in India also grew at a double-digit rate.

Operating income, excluding special charges, was $122 million for the consumer business. This was an increase of 3% from the third quarter of 2013, primarily due to the favorable impact of higher sales and CCI cost savings, offset in part by a $3 million increase in brand marketing support.
Industrial Business

(in millions)	Three months ended		Nine months ended
	8/31/2014	8/31/2013	8/31/2014	8/31/2013
Net sales	$420.9	$404.0	$1,217.4	$1,180.2
Operating income	36.2	29.7	102.3	82.4
Operating income, excluding special charges	37.5	29.7	103.6	82.4
    Industrial business sales rose 4% when compared to the third quarter of 2013, and in local currency the increase was 3%. Contributing to this growth were higher volume and product mix from innovation and distribution gains, as well as pricing actions.

•	Industrial sales in the Americas rose 3%, with minimal impact from foreign currency exchange rates. The increase was mainly due to strong demand for snack seasonings in both the U.S. and Mexico.

•
In EMEA, the company grew industrial sales 14% and in local currency the increase was 8%. The company increased prices 5% in response to higher material costs this period. Also contributing to growth this period were increased demand from quick service restaurant customers and for snack seasonings sold to food manufacturers.

•	Industrial sales in the Asia/Pacific region declined 1%, with with minimal impact from foreign currency exchange rates. Weaker demand from quick service restaurants affected sales this period.

In the third quarter of 2014, industrial business operating income, excluding special charges, grew 26% from the year-ago period to $38 million, driven by higher sales, CCI cost savings and increased margins within the product portfolio. The increase in industrial business operating income this period was a strong recovery from the third quarter of 2013 when operating income declined 16% from the third quarter of 2012.
Non-GAAP Financial Measures

The first table below includes financial measures of operating income, net income and diluted earnings per share excluding the impact of special charges recorded in the third quarter of 2014. These include $1.3 million of charges principally related to the realignment of certain manufacturing operations in the U.S. industrial business and $1.0 million of charges related to reorganization activity in EMEA. For the fiscal year 2013, the second table below includes financial measures of operating income, net income and diluted earnings per share excluding the impact of $25 million of charges related to reorganization activity in EMEA recorded in the fourth quarter. Also excluded for 2013 is the impact of a $15 million loss on voluntary pension settlement recorded in the fourth quarter that relates to a previously announced lump sum payout program offered to former U.S. employees with deferred vested pension benefits.

These are non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. We believe this non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends. Management believes the non-GAAP measures provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent.

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP financial results is provided below.

(in millions except per share data)	Three Months Ended		Nine Months Ended
	8/31/14	8/31/13	8/31/14	8/31/13
Operating income	$157.3	$148.4	$403.6	$376.4
Impact of special charges	2.3	—	2.3	—
Adjusted operating income	$159.6	$148.4	$405.9	$376.4
% increase versus prior period	8%		8%

Net income	$122.9	$104.4	$289.9	$259.0
Impact of special charges	1.6	—	1.6	—
Adjusted net income	$124.5	$104.4	$291.5	$259.0
% increase versus prior period	19%		13%

Earnings per share	$0.94	$0.78	$2.21	$1.94
Impact of special charges	0.01	—	0.01	—
Adjusted earnings per share	$0.95	$0.78	$2.22	$1.94
% increase versus prior period	22%		14%

(in millions except per share data)	Twelve Months
Ended 11/30/13
Operating income	$550.5
Impact of special charges and loss on voluntary pension settlement	40.3
Adjusted operating income	$590.8

Net income	$389.0
Impact of special charges and loss on voluntary pension settlement	29.2
Adjusted net income	$418.2

Earnings per share	$2.91
Impact of special charges and loss on voluntary pension settlement	0.22
Adjusted earnings per share	$3.13

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.

These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's ability to achieve expected and/or needed cost savings or margin improvements; the successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; impact of climate change on raw materials; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
    McCormick & Company, Incorporated is a global leader in flavor with more than $4 billion in annual sales. McCormick manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses - in more than 125 countries and territories. Since Willoughby M. McCormick founded the company selling root beer extract in 1889, McCormick has demonstrated a strong commitment to the communities in which it operates and the planet as a whole. Innovation in flavor and a clear focus on employee engagement and product quality has allowed McCormick to grow its business globally and become the flavor leader it is today. For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Nine months ended
	August 31, 2014	August 31, 2013	August 31, 2014	August 31, 2013
Net sales	$1,042.8	$1,016.4	$3,069.6	$2,953.4
Cost of goods sold	622.7	608.8	1,845.5	1,789.8
Gross profit	420.1	407.6	1,224.1	1,163.6
Gross profit margin	40.3%	40.1%	39.9%	39.4%
Selling, general and administrative expense	260.5	259.2	818.2	787.2
Special charges	2.3	—	2.3	—
Operating income	157.3	148.4	403.6	376.4
Interest expense	12.4	14.0	37.3	41.4
Other income, net	0.3	0.3	0.8	1.7
Income from consolidated operations before income taxes	145.2	134.7	367.1	336.7
Income taxes	31.1	35.3	97.3	94.0
Net income from consolidated operations	114.1	99.4	269.8	242.7
Income from unconsolidated operations	8.8	5.0	20.1	16.3
Net income	$122.9	$104.4	$289.9	$259.0

Earnings per share - basic	$0.95	$0.79	$2.22	$1.96

Earnings per share - diluted	$0.94	$0.78	$2.21	$1.94

Average shares outstanding - basic	129.6	132.1	130.3	132.2
Average shares outstanding - diluted	130.6	133.5	131.3	133.7

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	August 31, 2014	August 31, 2013
Assets
Cash and cash equivalents	$93.8	$146.8
Trade accounts receivable, net	476.8	462.4
Inventories	705.6	640.8
Prepaid expenses and other current assets	132.6	120.9
Total current assets	1,408.8	1,370.9
Property, plant and equipment, net	578.8	549.7
Goodwill	1,769.1	1,756.4
Intangible assets, net	336.5	347.5
Investments and other assets	378.9	328.5
Total assets	$4,472.1	$4,353.0

Liabilities
Short-term borrowings and current portion of long-term debt	$353.4	$360.0
Trade accounts payable	338.8	324.7
Other accrued liabilities	385.4	369.6
Total current liabilities	1,077.6	1,054.3
Long-term debt	1,014.3	1,018.6
Other long-term liabilities	410.2	482.6
Total liabilities	2,502.1	2,555.5
Shareholders’ equity
Common stock	988.5	955.1
Retained earnings	993.6	1,011.9
Accumulated other comprehensive loss	(29.6)	(183.6)
Non-controlling interests	17.5	14.1
Total shareholders’ equity	1,970.0	1,797.5
Total liabilities and shareholders’ equity	$4,472.1	$4,353.0

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Nine Months Ended
	August 31, 2014	August 31, 2013
Cash flows from operating activities
Net income	$289.9	$259.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78.1	76.9
Stock based compensation	15.1	16.1
Income from unconsolidated operations	(20.1)	(16.3)
Changes in operating assets and liabilities	(99.8)	(111.7)
Dividends from unconsolidated affiliates	12.6	3.4
Net cash flow provided by operating activities	275.8	227.4

Cash flows from investing activities
Acquisition of business	—	(130.0)
Capital expenditures	(78.0)	(54.0)
Proceeds from sale of property, plant and equipment	0.8	2.0
Net cash flow used in investing activities	(77.2)	(182.0)

Cash flows from financing activities
Short-term borrowings, net	139.7	(31.8)
Long-term debt borrowings	—	246.2
Long-term debt repayments	(1.4)	(1.2)
Proceeds from exercised stock options	19.2	32.8
Common stock acquired by purchase	(178.4)	(92.1)
Dividends paid	(144.7)	(135.0)
Net cash flow (used in) provided by financing activities	(165.6)	18.9

Effect of exchange rate changes on cash and cash equivalents	(2.2)	3.5
Increase in cash and cash equivalents	30.8	67.8
Cash and cash equivalents at beginning of period	63.0	79.0

Cash and cash equivalents at end of period	$93.8	$146.8